EXHIBIT 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Frederick N. Cooper (215) 938-8312
December 5, 2006		fcooper@tollbrothersinc.com
Joseph R. Sicree (215) 938-8045
jsicree@tollbrothersinc.com

TOLL BROTHERS REPORTS 4TH QTR AND FYE 2006 EARNINGS RESULTS

Horsham, PA, December 5, 2006 — Toll Brothers, Inc. (NYSE:TOL) (www.tollbrothers.com), the nation’s leading builder of luxury homes, today reported results for net income, revenues, backlog and contracts for its fourth quarter and fiscal year ended October 31, 2006.

FY 2006’s fourth-quarter net income was $173.8 million, or $1.07 per share diluted, compared to FY 2005’s fourth-quarter record of $310.3 million, or $1.84 per share diluted. In FY 2006, fourth-quarter net income included pre-tax write-downs of $115.0 million, or $68.7 million ($0.42 per share diluted) after tax. In FY 2005, fourth-quarter pre-tax write-downs totaled $1.4 million, or less than $0.01 per share diluted after tax. FY 2006 fourth-quarter earnings per share, including write-downs, declined 42% versus FY 2005. Excluding write-downs, fourth-quarter earnings per share was $1.49 diluted, down 19% versus FY 2005.

FY 2006 full-year net income was $687.2 million, or $4.17 per share diluted, compared to FY 2005’s fiscal-year record of $806.1 million, or $4.78 per share diluted. FY 2006’s net income included pre-tax write-downs of $152.0 million, or $92.7 million ($0.56 per share diluted) after tax, which represented about 2.7% of FYE 2006 Stockholders’ Equity. FY 2005 full-year pre-tax write-downs were $5.1 million, or $0.02 per share diluted after tax. FY 2006 earnings per share, including write-downs, declined 13% versus FY 2005. Excluding write-downs, earnings per share was $4.73 diluted, down 1% versus FY 2005.

FYE 2006 Stockholders’ Equity increased 24% over FYE 2005 and return on FY 2006 beginning equity was 25%.

FY 2006’s fourth-quarter total revenues were $1.81 billion compared to the fourth-quarter record of $2.02 billion in FY 2005; FY 2006 fourth-quarter-end backlog was $4.49 billion compared to the fourth-quarter record of $6.01 billion in FY 2005; and FY 2006 fourth-quarter signed contracts were $706 million compared to the fourth-quarter record of $1.59 billion in FY 2005. Revenues, backlog and contracts declined 10%, 25% and 56%, respectively, compared to FY 2005’s record fourth-quarter results.

FY 2006’s full-year total revenues were a record $6.12 billion, up 6% compared to FY 2005’s previous record of $5.79 billion. FY 2006 full-year signed contracts were $4.46 billion, down 38% compared to the record of $7.15 billion in FY 2005.

*more*

In response to current market conditions, the Company is reevaluating and renegotiating many of its optioned land positions. The Company ended FY 2006 with approximately 74,000 lots under control compared to approximately 83,200 at FYE 2005 and down 19% from its high of approximately 91,200 lots at FY 2006’s second-quarter-end.

Projecting revenues and earnings results is difficult in the current environment. As previously announced, based on its current backlog, the impact of lessened fourth-quarter contracts and the increased rate of cancellations, in FY 2007, the Company expects to deliver between 6,300 and 7,300 homes. The Company expects to produce total home building revenues of between $4.34 billion and $5.10 billion, including percentage of completion revenues of between $180 million and $200 million, in FY 2007.

With regard to earnings expectations for FY 2007, there are two substantial changes from prior years.

First, the Financial Accounting Standards Board (“FASB”) has ratified the Emerging Issues Task Force’s (“EITF”) conclusion affecting the use of the “percentage of completion” method of accounting, subject to a comment period. Accordingly, it appears likely that such a change in accounting treatment will be approved. Toll Brothers’ guidance for FY 2007 assumes that the Company will use this criteria. Those buildings already accounted for using the percentage of completion method will continue to record revenues in that manner. All other buildings will be accounted for using the completed contract method. The expected impact of this will be to shift revenues of between $275 million to $350 million and earnings of between $0.22 and $0.29 per share diluted after-tax from FY 2007 to subsequent years.

Second, because of uncertain market conditions at the present time, the Company, in its projections, has included an estimate of $60 million of pre-tax land-related write-downs for FY 2007, which is above the $16 million it had budgeted annually in recent years.

Based on all of these assumptions, the Company projects net income of between $260 million and $340 million, or $1.58 to $2.08 per share diluted, assuming 164 million shares outstanding in FY 2007. Prior to its conference call this afternoon at 2:00 P.M. (EST), the Company will file a Form 8-K with the Securities and Exchange Commission outlining its guidance assumptions in greater detail.

Robert I. Toll, chairman and chief executive officer, stated: “In tough times, our team produced our fifteenth consecutive year of record revenues and our second highest annual profits. These accomplishments are exceptional, considering the significant rise in cancellations, and are a tribute to our associates’ commitment and hard work.

“Fifteen months into the current slowdown, we may be seeing a floor in some markets where deposits and traffic, although erratic from week to week, seem to be dancing on the bottom or slightly above. The metro D.C. suburbs of northern Virginia, which was the first market in which we saw activity slow, seems to have stabilized, although at levels much lower than those we have enjoyed over the past few years. In metro DC’s Maryland market, a more lot-constrained region where builders built fewer spec homes and there were fewer speculative buyers, the market also appears to be stabilizing.

*more*

“As we previously announced, this quarter’s results were negatively impacted by our higher than normal 585 cancellations. With these cancellations creating unintended specs, we could face increasing margin pressure as we seek to move these homes.

“Right now is a great time to buy a new luxury home. Builders are motivated to sell their specs and the fundamentals that typically lead our industry out of a slowdown are already in place. Interest rates are near historic lows, unemployment is near an all-time low and the stock market is setting records.

“Experts project that population and household growth will continue. The increase in affluent households continues to outpace that of households in general, which bodes well for our luxury niche. We believe we are well-positioned for the market rebound. We have an experienced and seasoned management team, the industry’s leading brand name, a portfolio of well-located properties and a broad array of product lines to attract urban and suburban luxury home buyers at all stages of their lives.

“Last March, we increased our bank facility from $1.2 billion to $1.8 billion and extended it to March 2011. With approximately $1.1 billion unused and available under the facility, plus over $600 million of cash in hand at FYE 2006, we are ready to take advantage of opportunities that may arise in this market.

“We have learned by managing through five previous downturns that times of stress in our industry often produce unexpected opportunities. The last major downturn, in the late 1980’s and early 1990’s, provided a springboard for us to expand into northern Virginia, the New York City suburbs, southern Connecticut, metro Los Angeles and San Francisco. In that period we took the first major steps to becoming the national brand for luxury new homes.

“In FY 2006 we marked our twentieth anniversary as a public company and commenced our 40th year in the home building business. We are proud of what our team has accomplished and the value we have created for our shareholders since going public in July 1986. As of Monday’s close, at $31.91 per share, our stock’s price has grown nearly 3,000% from the day we offered it to the public; The S&P 500 has gone up about 485% over the same period. But management, which owns over 25% of our stock, is keenly aware of the 45% drop in our stock price since its peak in July 2005. We assure our fellow shareholders that we will not be satisfied until our earnings, revenues, backlog and contracts are once again setting new records.”

Toll Brothers’ financial highlights for the three-month and twelve-month periods ended October 31, 2006 (unaudited):

•

FY 2006’s fourth-quarter net income was $173.8 million, or $1.07 per share diluted, compared to FY 2005’s fourth-quarter record of $310.3 million, or $1.84 per share diluted. In FY 2006, fourth-quarter net income included pre-tax write-downs of $115.0 million, or $0.42 per share diluted after tax. Approximately 60% of these write-downs were attributable to optioned land and 40% to operating communities and owned land. In FY 2005, fourth-quarter pre-tax write-downs totaled $1.4 million. FY 2006 fourth-quarter earnings per share, including write-downs, declined 42% versus FY 2005; excluding write-downs, earnings per share was $1.49 diluted, down 19%.

*more*

•

FY 2006 full-year net income was $687.2 million, or $4.17 per share diluted, the Company’s second best year ever, compared to FY 2005’s fiscal year record of $806.1 million, or $4.78 per share diluted. FY 2006 net income included pre-tax write-downs of $152.0 million, or $0.56 per share diluted after tax. FY 2005 full-year pre-tax write-downs were $5.1 million, or $0.02 per share diluted after tax. FY 2006 earnings per share, including write-downs, declined 13% versus FY 2005; excluding write-downs, earnings per share was $4.73 diluted, down 1%.

•

FY 2006’s fourth-quarter revenues of $1.81 billion decreased 10% from FY 2005’s fourth-quarter revenues of $2.02 billion, the fourth-quarter record. FY 2006’s fourth-quarter home building revenues of $1.81 billion decreased 10% over FY 2005’s fourth-quarter home building revenues of $2.01 billion, the fourth-quarter record. Revenues from land sales totaled approximately $0.3 million for FY 2006’s fourth quarter, compared to $12.5 million in FY 2005’s fourth quarter.

•

FY 2006’s twelve-month revenues of $6.12 billion increased 6% over FY 2005’s twelve-month revenues of $5.79 billion, the previous twelve-month record. FY 2006’s twelve-month home building revenues of $6.12 billion increased 6% over FY 2005’s twelve-month home building revenues of $5.76 billion, the previous fiscal-year record. FY 2006 revenues from land sales were $8.2 million, compared to $34.1 million in the same period in FY 2005.

•

In the Company’s fiscal 2006 fourth-quarter and fiscal year-end periods, unconsolidated entities in which the Company had an interest, had revenues of $11.8 million and $107.1 million, respectively, compared to $63.4 million and $154.0 million, respectively, in the same periods of FY 2005. The Company’s share of the profits from the delivery of these homes is included in ‘Equity Earnings in Unconsolidated Entities’ on the Company’s Income Statement.

•

The Company’s FY 2006 fourth-quarter contracts of $706.3 million declined by 56% over FY 2005’s fourth-quarter contracts of $1.59 billion, the fourth-quarter record. In addition, in FY 2006’s fourth quarter, unconsolidated entities in which the Company had an interest signed contracts of $17.2 million.

•

FY 2006’s twelve-month contracts of $4.46 billion declined by 38% over FY 2005’s record total of $7.15 billion. In addition, in FY 2006’s twelve-month period, unconsolidated entities in which the Company had an interest signed contracts of $69.1 million.

•

In FY 2006, fourth-quarter-end backlog of $4.49 billion declined 25% over FY 2005’s fourth-quarter-end backlog of $6.01 billion, the fourth-quarter record. In addition, at October 31, 2006, unconsolidated entities in which the Company had an interest had a backlog of $18.0 million.

•

During the fourth quarter of FY 2006, the Company bought back approximately 12 thousand shares of its stock at an average price of approximately $27.29. For FY 2006, the Company bought back approximately 3.63 million shares of its stock at an average price of approximately $30.24. This compares to purchases of approximately 1.98 million and 2.80 million shares in fourth quarter and FY 2005, respectively.

*more*

•

In September 2006, the Emerging Issues Task Force (the “EITF”) of the Financial Accounting Standards Board (the “FASB”) recommended that the adequacy of a buyer’s continuing investment, as well as that buyer’s initial investment, should be evaluated when assessing the collectability of the sales price of condominium units. Recently, the FASB ratified the EITF’s conclusion, subject to a comment period.

•

If finally approved by FASB, the effect of this change would be that certain future buildings which the Company had expected to account for using percentage of completion accounting may be required to use the completed contract method of accounting. Information regarding these buildings is included in the attached schedules under the heading “Non-traditional-Long-Term”. The Company does not expect that this change in criteria would affect any revenues and costs reported under the percentage of completion accounting method through October 31, 2006 or for 2007 with respect to these buildings because these buildings would qualify under the new criteria.

•

In FY 2007, based on its FY 2006 fourth quarter backlog, the state of current demand and cancellations, the Company projects to deliver between 6,300 and 7,300 homes at an average price of between $660,000 and $670,000. The Company also projects revenues of between $180 and $200 million in FY 2007 from buildings accounted for under the percentage of completion method. Because the Company believes the criteria regarding percentage of completion accounting described above will be approved, this projection assumes that for FY 2007, the Company will use the criteria recommended by the EITF. Accordingly, starting in FY 2007, only buildings already using the percentage of completion method will be accounted for using that method. All other buildings will be accounted for using the completed contract method. The expected impact of this will be to shift revenues of between $275 million to $350 million, and earnings of between $0.22 and $0.29 per share diluted after-tax, from FY 2007 to subsequent years.

•

In FY 2007’s first quarter, the Company projects delivering between 1,600 and 1,900 homes at an average price of between $670,000 and $680,000 and an additional $45 million to $50 million of revenues from buildings accounted for under the percentage of completion method. This compares to the Company’s previous guidance on November 7, 2006 of 1,500 to 1,800 home deliveries in FY 2007’s first quarter.

•

Prior to its 2:00 p.m. (EST) conference call today, December 5, 2006, to discuss its fourth quarter and FY 2006 results, the Company will file a Form 8-K with the Securities and Exchange Commission containing detailed preliminary guidance for expected results of operations for FY 2007, which will be discussed on the call.

Toll Brothers will be broadcasting live via the Investor Relations section of its website, www.tollbrothers.com, a conference call hosted by chairman and chief executive officer Robert I. Toll at 2:00 p.m. (EST) today, December 5, 2006, to discuss these results and its outlook for FY 2007. To access the call, enter the Toll Brothers website, then click on the Investor Relations page, and select “Conference Calls”. Participants are encouraged to log on at least fifteen minutes prior to the start of the presentation to register and download any necessary software. The call can be heard live with an on-line replay which will follow and continue through January 31, 2007.

*more*

Toll Brothers, Inc. is the nation’s leading builder of luxury homes. The Company began business in 1967 and became a public company in 1986. Its common stock is listed on the New York Stock Exchange and the Pacific Exchange under the symbol “TOL”. The Company serves move-up, empty-nester, active-adult and second-home home buyers and operates in 21 states: Arizona, California, Colorado, Connecticut, Delaware, Florida, Illinois, Maryland, Massachusetts, Michigan, Minnesota, Nevada, New Jersey, New York, North Carolina, Pennsylvania, Rhode Island, South Carolina, Texas, Virginia and West Virginia.

Toll Brothers builds luxury single-family detached and attached home communities, master planned luxury residential resort-style golf communities and urban low-, mid- and high-rise communities, principally on land it develops and improves. The Company operates its own architectural, engineering, mortgage, title, land development and land sale, golf course development and management, home security, landscape, cable T.V. and broadband Internet delivery subsidiaries. The Company also operates its own lumber distribution, and house component assembly and manufacturing operations.

Toll Brothers, a FORTUNE 500 Company and #102 on the Forbes Platinum 400 based on five-year annualized total return performance, is the only publicly traded national home building company to have won all three of the industry’s highest honors: America’s Best Builder from the National Association of Home Builders, the National Housing Quality Award, and Builder of the Year. Toll Brothers proudly supports the communities in which it builds; among other philanthropic pursuits, the Company sponsors the Toll Brothers - Metropolitan Opera International Radio Network, bringing opera to neighborhoods throughout the world. For more information, visit tollbrothers.com.

Certain information included herein and in other Company reports, SEC filings, statements and presentations is forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements concerning anticipated operating results, financial resources, changes in revenues, changes in profitability, interest expense, growth and expansion, anticipated income to be realized from our investments in unconsolidated entities, the ability to acquire land, the ability to secure governmental approvals and the ability to open new communities, the ability to sell homes and properties, the ability to deliver homes from backlog, the average delivered price of homes, the ability to secure materials and subcontractors, the ability to maintain the liquidity and capital necessary to expand and take advantage of future opportunities, and stock market valuations. Such forward-looking information involves important risks and uncertainties that could significantly affect actual results and cause them to differ materially from expectations expressed herein and in other Company reports, SEC filings, statements and presentations. These risks and uncertainties include local, regional and national economic conditions, the demand for homes, domestic and international political events, uncertainties created by terrorist attacks, the effects of governmental regulation, the competitive environment in which the Company operates, fluctuations in interest rates, changes in home prices, the availability and cost of land for future growth, the availability of capital, uncertainties and fluctuations in capital and securities markets, changes in tax laws and their interpretation, legal proceedings, the availability of adequate insurance at reasonable cost, the ability of customers to finance the purchase of homes, the availability and cost of labor and materials, and weather conditions.

*more*

TOLL BROTHERS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)

	October 31

	2006	2005

ASSETS
Cash and cash equivalents	$632,524	$689,219
Inventory	6,095,702	5,068,624
Property, construction and office equipment, net	99,089	79,524
Receivables, prepaid expenses and other assets	160,446	185,620
Contracts receivable	170,111
Mortgage loans receivable	130,326	99,858
Customer deposits held in escrow	49,676	68,601
Investments in and advances to unconsolidated entities	245,667	152,394

	$7,583,541	$6,343,840

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Loans payable	$736,934	$250,552
Senior notes	1,141,167	1,140,028
Senior subordinated notes	350,000	350,000
Mortgage company warehouse loan	119,705	89,674
Customer deposits	360,147	415,602
Accounts payable	292,171	256,557
Accrued expenses	825,288	791,769
Income taxes payable	334,500	282,147

Total liabilities	4,159,912	3,576,329

Minority interest	7,703	3,940

Stockholders’ equity
Preferred stock, none issued
Common stock	1,563	1,563
Additional paid-in capital	220,783	242,546
Retained earnings	3,263,274	2,576,061
Treasury stock	(69,694)	(56,599)

Total stockholders’ equity	3,415,926	2,763,571

	$7,583,541	$6,343,840

*more*

TOLL BROTHERS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Amounts in thousands, except per share data)

	Twelve months ended October 31,		Three months ended October 31,

	2006	2005	2006	2005

Revenues:
Home sales	$5,945,169	$5,759,301	$1,777,077	$2,007,707
Percentage of completion sales	170,111	—	31,424	—
Land sales	8,173	34,124	250	12,516

	6,123,453	5,793,425	1,808,751	2,020,223

Cost of revenues:
Home sales	4,263,200	3,902,697	1,350,450	1,362,812
Percentage of completion sales	132,268	—	21,749	—
Land sales	6,997	24,416	155	8,709
Interest	121,993	125,283	33,548	39,751

	4,524,458	4,052,396	1,405,902	1,411,272

Selling, general and administrative expenses	573,404	482,786	144,063	133,080

Income from operations	1,025,591	1,258,243	258,786	475,871
Other:
Equity earnings from unconsolidated entities	48,361	27,744	11,699	18,205
Interest and other	52,664	41,197	20,672	14,622
Expenses related to early retirement of debt	—	(4,056)	—	—

Income before income taxes	1,126,616	1,323,128	291,157	508,698
Income taxes	439,403	517,018	117,363	198,446

Net income	687,213	$806,110	173,794	310,252

Earnings per share:
Basic	$4.45	$5.23	$1.13	$1.99

Diluted	$4.17	$4.78	$1.07	$1.84

Weighted average number of shares:
Basic	154,300	154,272	153,641	155,536
Diluted	164,852	168,552	163,139	168,930

Supplemental data:
Interest incurred	135,166	115,437	34,287	28,368
Depreciation and amortization	32,627	24,317	8,984	7,111
Interest expense by source of revenue:
Traditional home sales	116,405	122,451	32,636	38,910
Percentage of completion	4,552	—	869	—
Land sales	1,036	2,832	43	841

	$121,993	$125,283	$33,548	$39,751

*more*

Three Months Ended October 31,	UNITS		$ (MILL)

CLOSINGS	2006	2005	2006	2005

Northeast (CT, MA, NJ, NY, RI)	439	450	306.4	274.0
Mid-Atlantic (DE, MD, PA, VA)	743	982	481.9	656.6
Midwest (IL, MI, MN, OH)	145	213	96.9	147.9
Southeast (FL, NC, SC)	431	444	260.3	229.2
Southwest (AZ, CO, NV, TX)	577	506	407.0	352.5
West (CA)	167	362	224.6	347.5

Total traditional	2,502	2,957	1,777.1	2,007.7
Percentage of completion (2)			31.4

Total consolidated entities	2,502	2,957	1,808.5	2,007.7
Unconsolidated entities	19	123	11.8	63.4

	2,521	3,080	1,820.3	2,071.1

CONTRACTS

Northeast (CT, MA, NJ, NY, RI)	179	382	107.1	253.9
Mid-Atlantic (DE, MD, PA, VA, WVA)	339	673	216.6	472.2
Midwest (IL, MI, MN, OH)	94	151	62.2	108.6
Southeast (FL, NC, SC)	101	455	61.2	254.4
Southwest (AZ, CO, NV, TX)	163	429	129.9	346.5
West (CA)	65	127	71.5	124.6

Total traditional	941	2,217	648.5	1,560.2
Non-traditional – long term(1)	57	37	51.8	18.4
Percentage of completion(2)	12	18	6.0	10.0

Total consolidated entities	1,010	2,272	706.3	1,588.6
Unconsolidated entities	25	154	17.2	98.4

	1,035	2,426	723.5	1,687.0

	At October 31,

	UNITS		$ (MILL)

BACKLOG	2006	2005	2006	2005

Northeast (CT, MA, NJ, NY, RI)	753	1,352	497.9	901.9
Mid-Atlantic (DE, MD, PA, VA, WVA)	1,547	2,330	1,041.1	1,566.4
Midwest (IL, MI, MN, OH)	431	443	294.8	319.0
Southeast (FL, NC, SC)	1,267	2,020	721.7	1,077.2
Southwest (AZ, CO, NV, TX)	1,237	1,849	969.0	1,309.1
West (CA)	566	596	523.9	670.1

Total traditional	5,801	8,590	4,048.4	5,843.7
Non-traditional – long term(1)	340	37	285.7	18.4
Percentage of completion(2) Contracts	392	178	324.4	152.5
Revenue recognized			(170.1)

Total consolidated entities	6,533	8,805	4,488.4	6,014.6
Unconsolidated entities	25	268	18.0	184.4

	6,558	9,073	4,506.4	6,199.0

*more*

Twelve Months Ended October 31,	UNITS		$ (MILL)

CLOSINGS	2006	2005	2006	2005

Northeast (CT, MA, NJ, NY, RI)	1,509	1,243	1,004.4	721.6
Mid-Atlantic (DE, MD, PA, VA)	2,697	3,290	1,777.5	2,056.6
Midwest (IL, MI, MN, OH)	474	627	329.5	404.7
Southeast (FL, NC, SC)	1,591	1,032	894.6	558.0
Southwest (AZ, CO, NV, TX)	1,754	1,420	1,228.8	936.4
West (CA)	576	1,157	710.4	1,082.0

Total traditional	8,601	8,769	5,945.2	5,759.3
Percentage of completion(2)			170.1

Total consolidated entities	8,601	8,769	6,115.3	5,759.3
Unconsolidated entities	186	330	107.1	154.0

	8,787	9,099	6,222.4	5,913.3

CONTRACTS

Northeast (CT, MA, NJ, NY, RI)	910	1,567	600.5	1,024.0
Mid-Atlantic (DE, MD, PA, VA, WVA)	1,914	3,375	1,252.2	2,250.7
Midwest (IL, MI, MN, OH)	462	624	305.3	439.3
Southeast (FL, NC, SC)	838	1,889	539.1	1,048.4
Southwest (AZ, CO, NV, TX)	1,142	1,918	888.7	1,395.9
West (CA)	546	840	564.1	887.6

Total traditional	5,812	10,213	4,149.9	7,045.9
Non-traditional – long term(1)	287	37	251.7	18.4
Percentage of completion(2)	65	122	59.1	88.2

Total consolidated entities	6,164	10,372	4,460.7	7,152.5
Unconsolidated entities	108	424	69.1	262.5

	6,272	10,796	4,529.8	7,415.0

(1)

In September 2006, the Emerging Issues Task Force (the “EITF”) of the Financial Accounting Standards Board (the “FASB”) recommended that the adequacy of a buyer’s continuing investment as well as initial investment should be evaluated when assessing the collectibility of the sales price of condominium units. The FASB has ratified the EITF’s recommendation subject to a comment period and further discussions. Certain future communities that the Company had expected to account for using percentage of completion accounting, may be required to use the completed contract method of accounting. Information regarding these communities are included in “Non-traditional – long term”. The Company does not expect that the recommendation of the EITF, if approved as proposed, would affect any revenues and costs reported under the percentage of completion accounting method through October 31, 2006.

(2)	Mid- and High-Rise projects that are accounted for under the percentage of completion accounting method. See details below.

*more*

PERCENTAGE OF COMPLETION

	Three Months ended October 31,

	UNITS		$ (MILL)

HOME BUILDING REVENUES	2006	2005	2006	2005

Northeast			25.2
Southeast			9.2
Southwest			(3.0)

Total			31.4

CONTRACTS

Northeast	13	18	7.8	10.0
Southeast	(1)	—	(1.8)	—

Total	12	18	6.0	10.0

	At October 31,

	UNITS		$ (MILL)

BACKLOG	2006	2005	2006	2005

Northeast	316	106	210.4	54.5
Southeast	76	72	114.0	98.0
Less, revenue recognized	—	—	(170.1)	—

Total-Net	392	178	154.3	152.5

	Twelve Months ended October 31,

	UNITS		$ (MILL)

HOME BUILDING REVENUES	2006	2005	2006	2005

Northeast			112.7	N/A
Southeast			57.4

Total			170.1	N/A

CONTRACTS

Northeast	61	106	43.1	54.5
Southeast	4	16	16.0	33.7

Total	65	122	59.1	88.2

*more*

NON-TRADITIONAL – LONG TERM

	Three Months ended October 31,

	UNITS		$ (MILL)

CONTRACTS SIGNED	2006	2005	2006	2005

Northeast	48	—	49.1	—
Mid Atlantic	6	30	2.2	12.9
Midwest	—	—	—	—
Southwest	3	7	0.5	5.5

Total Non-traditional – Long Term	57	37	51.8	18.4

	At October 31,

	UNITS		$ (MILL)

BACKLOG	2006	2005	2006	2005

Northeast	252	—	242.7	—
Mid Atlantic	58	30	23.6	12.9
Midwest	4	—	1.2	—
Southwest	26	7	18.2	5.5

Total Non-traditional – Long Term	340	37	285.7	18.4

	Twelve Months October 31,

	UNITS		$ (MILL)

CONTRACTS SIGNED	2006	2005	2006	2005

Northeast	236	—	227.2	—
Mid Atlantic	28	30	10.6	12.9
Midwest	4	—	1.2
Southwest	19	7	12.7	5.5

Total Non-traditional – Long Term	287	37	251.7	18.4

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